Exhibit 99.1
Armstrong Energy, Inc. Announces Results for the
Quarter and Year Ended December 31, 2015

•	Fourth quarter 2015 revenue totaled $82.2 million on 1.9 million tons sold, which led to Adjusted EBITDA of $15.7 million.

•	2015 revenue totaled $360.9 million on 7.8 million tons sold, which led to Adjusted EBITDA of $68.5 million.

•	Available liquidity totaled $84.3 million at December 31, 2015
St. Louis, March 23, 2016 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported earnings for the year ended December 31, 2015. The following table highlights the key financial metrics for the fourth quarter and year.

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,856	2,276	7,791	9,419
Revenue	$82,220	$105,745	$360,900	$441,833
Adjusted EBITDA (1)	$15,689	$13,439	$68,483	$61,760
Average Sales Price per Ton	$44.30	$46.46	$46.32	$46.91
Cost of Coal Sales per Ton (2)	$34.52	$39.08	$36.31	$38.46
Adjusted EBITDA(1) per ton	$8.45	$5.90	$8.79	$6.56

1  Non-GAAP measure; please see definition and reconciliation below.
2 Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $82.2 million and $360.9 million for the three and twelve months ended December 31, 2015, respectively, are 22.2% and 18.3% lower than the comparable periods of the prior year primarily attributable to the decrease in sales volume. The volume variance experienced for the three and twelve months ended December 31, 2015 totaled $19.5 million and $76.3 million, respectively. The volume decline is primarily driven by decreasing customer demand from the weak market conditions, low natural gas prices, and mild weather in the second half of the year. In addition, we experienced an unfavorable price variance of $4.0 million and $4.6 million for the three and twelve months ended December 31, 2015, respectively, driven primarily by unfavorable transportation adjustments included as a component of the sales price in certain of our long-term supply agreements, as a result of declining diesel prices.
Costs of coal sales of $64.1 million and $282.9 million for the three and twelve months ended December 31, 2015, respectively, are 28.0% and 21.9% lower than the comparable periods of the prior year due to both the decrease in volume and improved operating efficiency, primarily related to favorable repair and maintenance costs experienced at our underground mines, lower blasting costs incurred by our surface mines, lower fuel costs and better mining conditions. The operating efficiencies in the current year were partially offset by adverse weather conditions that occurred in the first quarter of 2015. On a per ton basis, cost of coal sales for the three and twelve months ended December 31, 2015 totaled $34.52 and $36.31, respectively, which represents a decline of $4.56 per ton and $2.15 per ton, respectively, as compared to the same periods of 2014.
General and administrative expenses were $3.3 million and $15.8 million for the three and twelve months ended December 31, 2015, respectively, which was $1.5 million and $3.8 million lower than the comparable periods of 2014. The decrease is due primarily to lower labor and benefits expense and non-income related taxes.

Adjusted EBITDA for the three and twelve months ended December 31, 2015 totaled $15.7 million and $68.5 million, respectively, which is a 16.7% and 10.9% increase over Adjusted EBITDA for the same periods of 2014 of $13.4 million and $61.8 million, respectively. Positively impacting Adjusted EBITDA during 2015, as compared to the prior year, is the refund of previously paid Kentucky sales and use tax of $4.5 million during the second quarter of 2015 and lower general and administrative expenses during the year, exclusive of stock compensation expense.
During the year ended December 31, 2015, Armstrong recognized asset impairment and restructuring charges of $138.7 million as a result of the continued adverse market conditions experienced during the current year.
New Underground Mine
During the third quarter of 2015, Armstrong completed development of the Survant underground mine at our Parkway mine complex to extract coal from the West Kentucky #8 seam. The mine produced approximately 0.4 million clean tons of coal in 2015 through the operation of one continuous miner super section. Total capitalized development costs associated with the new mine were approximately $25.2 million.
Liquidity
The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of December 31, 2015, our available liquidity was $84.3 million, comprised of cash on hand of $67.6 million and $16.7 million available under our revolving credit facility.
We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements for 2016.
Short-term Outlook
There continues to be weakness in the U.S. thermal coal markets driven by low natural gas prices, increased government regulations, and mild weather during the second half of 2015. In addition, utilities are experiencing historically high coal inventory stockpiles as their burn is down and have, therefore, been forced to defer contracted tonnages. Due to the current economic environment, Armstrong has taken steps to rationalize its production to meet the current demand levels. As a result, Armstrong anticipates forecasted production for 2016 to be lower than actual production during 2015. As of March 1, 2016, Armstrong has 5.6 million tons committed and priced for 2016.
As a result of the weak market conditions and depressed coal prices, we have undertaken steps to preserve our liquidity and manage operating costs, including reducing capital expenditures. For 2016, capital spending is currently expected to be in the range of $8 million to $12 million, which will be primarily related to maintenance capital expenditures.
Conference Call
A conference call regarding Armstrong’s 2015 financial results will be held today at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls over 554 million tons of proven and probable coal reserves in Western Kentucky and currently operates six mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$82,220	$105,745	$360,900	$441,833
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	64,077	88,941	282,903	362,294
Production royalty to related party	1,845	1,956	7,879	8,269
Depreciation, depletion, and amortization	7,549	12,859	45,948	46,037
Asset retirement obligation expenses	937	531	3,277	2,099
Asset impairment and restructuring charges	—	—	138,679	—
General and administrative expenses	3,250	4,751	15,813	19,590
Operating income (loss)	4,562	(3,293)	(133,599)	3,544
Other income (expense):
Interest expense, net	(8,235)	(8,575)	(34,685)	(33,134)
Other, net	708	272	5,486	758
Loss before income taxes	(2,965)	(11,596)	(162,798)	(28,832)
Income taxes	970	—	657	—
Net loss	(1,995)	(11,596)	(162,141)	(28,832)
Income attributable to non-controlling interest	—	—	—	—
Net loss attributable to common stockholders	$(1,995)	$(11,596)	$(162,141)	$(28,832)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$67,617	$59,518
Accounts receivable	14,270	21,799
Inventories	14,562	10,552
Prepaid and other assets	1,952	2,962
Total current assets	98,401	94,831
Property, plant, equipment, and mine development, net	261,398	408,740
Investments	3,525	3,372
Other non-current assets	23,916	24,769
Total assets	$387,240	$531,712
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$22,555	$27,593
Accrued and other liabilities	13,045	17,117
Current portion of capital lease obligations	1,943	2,426
Current maturities of long-term debt	8,402	4,929
Total current liabilities	45,945	52,065
Long-term debt, less current maturities	210,037	198,960
Long-term obligation to related party	128,809	110,713
Related party payables, net	16,413	18,172
Asset retirement obligations	13,990	17,379
Long-term portion of capital lease obligations	555	1,358
Other non-current liabilities	6,772	8,208
Total liabilities	422,521	406,855
Stockholders’ equity/(deficit):
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,853,224 and 21,936,844 shares issued and outstanding as of December 31, 2015 and 2014, respectively	218	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2015 and 2014, respectively	—	—
Additional paid-in-capital	238,695	238,549
Accumulated deficit	(272,334)	(110,193)
Accumulated other comprehensive loss	(1,883)	(3,741)
Armstrong Energy, Inc.’s equity/(deficit)	(35,304)	124,834
Non-controlling interest	23	23
Total stockholders’ equity/(deficit)	(35,281)	124,857
Total liabilities and stockholders’ equity/(deficit)	$387,240	$531,712

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(162,141)	$(28,832)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation expense (income)	145	(74)
Income from equity affiliate	45,948	46,037
Loss on disposal of property, plant and equipment	1,538	1,197
Amortization of original issue discount	850	752
Amortization of debt issuance costs	3,277	2,099
Depreciation, depletion and amortization	137,678	—
Asset retirement obligation expenses	(153)	(150)
Asset impairment	(266)	80
Non-cash activity with related party, net	16,337	14,822
Non-cash interest on long-term obligations	(4)	(4)
Change in operating assets and liabilities:
Decrease in accounts receivable	7,529	2,855
(Increase) decrease in inventories	(4,010)	2,130
Decrease in prepaid and other assets	1,011	707
Increase in other non-current assets	(752)	(2,753)
(Decrease) increase in accounts payable and accrued and other liabilities	(10,865)	187
Increase in other non-current liabilities	121	2,092
Net cash provided by operating activities:	36,243	41,145
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(19,805)	(24,442)
Proceeds from disposal of fixed assets	880	5
Net cash used in investing activities	(18,925)	(24,437)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(2,714)	(2,690)
Payments of long-term debt	(6,505)	(5,942)
Proceeds from sale-leaseback	—	986
Payment of financing costs and fees	—	(1,000)
Repurchase of employee stock relinquished for tax withholdings	—	(176)
Net cash used in financing activities	(9,219)	(8,822)
Net change in cash and cash equivalents	8,099	7,886
Cash and cash equivalents, at the beginning of the period	59,518	51,632
Cash and cash equivalents, at the end of the period	$67,617	$59,518

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Net loss	$(1,995)	$(11,596)	$(162,141)	$(28,832)
Depreciation, depletion, and amortization	7,549	12,859	45,948	46,037
Asset retirement obligation expenses	937	531	3,277	2,099
Non-cash production royalty to related party	1,845	1,956	7,879	8,269
Interest expense, net	8,235	8,575	34,685	33,134
Income taxes	(970)	—	(657)	—
Asset impairment and restructuring charges	—	—	138,679	—
Non-cash employee benefit expense	167	1,127	668	1,127
Non-cash stock compensation (income) expense	(79)	(13)	145	(74)
Adjusted EBITDA	$15,689	$13,439	$68,483	$61,760

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, asset impairment and restructuring charges, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.

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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2016.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202